Exhibit 99

PRESS RELEASE

                                                                                       Contact:  Earl O. Bradley, III, CEO
931-552-6176

Bonita H. Spiegl, CFO
931-552-6176

First Advantage Bancorp Reports 2011 Year End and
Fourth Quarter Results and Completion of Charter Conversion

Clarksville, Tennessee, February 2, 2012.  First Advantage Bancorp (the “Company”) (Nasdaq: FABK), the holding company of First Advantage Bank (the “Bank”), announced net income of $1.9 million, or $0.44 per diluted share, for the year ended December 31, 2011 and net income of $530,000, or $0.12 per diluted share, for the quarter ended December 31, 2011, compared to net income of $1.7 million, or $0.39 per diluted share, for the year ended December 31, 2010 and net income of $566,000, or $0.14 per diluted share, for the quarter ended December 31, 2010.

Completion of Charter Conversion

Earl O. Bradley, III, Chief Executive Officer of the Company and the Bank, reported that effective February 2, 2012, the Bank completed its conversion from a federally chartered savings bank to a Tennessee-chartered commercial bank.  As a result of the conversion the Bank is now regulated by the Tennessee Department of Financial Institutions and the Federal Deposit Insurance Corporation.  Mr. Bradley stated, “We introduced our new name “First Advantage Bank” and new look to the community in November of 201l, which was very well received.  We are excited about the completion of the conversion and what it means for the next phase of expected future growth for our bank, our shareholders, our employees and our customers,” said Bradley.  “As we previously announced, this is a positive change for the Bank in light of the Dodd-Frank Act, which made certain changes that removed many of the benefits of operating under our former federal savings bank charter.  We also believe that there are significant advantages to operating as a commercial bank and having a local, Tennessee-based regulator who understands our market area.   The charter change is a strategic move designed for the long-term benefit of our shareholders, customers and employees. The new name is just a representation of that vision.”

Bradley continued, “Although the Bank, and the financial industry in general, faced many challenges during the year, including a sustained low interest rate environment, an unsettled economy, and numerous regulatory changes resulting in increased uncertainty, we were able to improve our net income over 12% from 2010 and continue to maintain a very favorable capital position.  Our net interest income increased over 9.0% from 2010 as we actively managed our balance sheet in a manner which enabled us to maintain yields on loans while cutting our interest expense over 20.0%.  Additionally, we were able to improve our net interest margin to 4.15% for 2011 compared to 3.84% for 2010.  While we are particularly pleased with our commercial loan growth in the fourth quarter of 2011, which was primarily due to the purchase of approximately $14.0 million of performing loans from another financial institution, we expect this growth to level off through the first quarter of 2012.”

“Our asset quality remains strong compared to our peers, even though we experienced an increase in classified assets at December 31, 2011 as compared to the prior year.  We continue to actively monitor the status of our loan portfolio and we believe that our allowance for loan losses at December 31, 2011 was adequate at that date.  We are pleased that deposits grew approximately 6.0% as of December 31, 2011 compared to December 31, 2010 both from new business and consumer relationships as well as from existing customers. In this persistent low-rate environment, it was encouraging to see net interest income rise, as we were able to deploy some of our additional liquidity into the investment portfolio and loan funding.”

Capital

The Bank continues to maintain a favorable capital position and is categorized as “well-capitalized” by regulatory standards.  At December 31, 2011, the Bank’s total risk-based capital and tier one capital to risk-weighted assets ratios were 19.03% and 17.96%, respectively, and the tier one to adjusted total assets ratio was 13.88%.  The minimum ratios required to be categorized as “well capitalized” by regulatory standards are 10.00% for total risk-based capital, 6.00% for tier one capital to risk-weighted assets and 5.00% for tier one to adjusted total assets.

Net Interest Income

Net interest income for the quarter ended December 31, 2011 totaled $3.6 million compared to $3.3 million for the quarter ended December 31, 2010, an increase of $323,000 or 9.9%.  For the twelve month period ended December 31, 2011, net interest income totaled $13.8 million compared to $12.6 million for the twelve months ended December 31, 2010, an increase of $1.2 million or 9.4%.  The increase in net interest income was primarily due to a decrease in interest expense.  Interest expense decreased by $240,000, or 20.9%, in the three month period and decreased by $1.1 million, or 21.9%, in the twelve month period due primarily to a decrease in the average rate paid on interest bearing deposits. The net interest margin for the three months ended December 31, 2011 was 4.19%, up 25 basis points from the 3.94% reported for the three months ended December 31, 2010.  The net interest margin for the twelve months ended December 31, 2011 was 4.15%, an increase of 31 basis points over the 3.84% reported for the twelve months ended December 31, 2010.

The average balance of interest earning assets increased by 3.4% for the three months ended December 31, 2011, and increased by 1.1% for the twelve months ended December 31, 2011, as compared to the respective periods one year ago.  Average loan balances increased by 6.5% and by 6.2% during the three months and twelve months ending December 31, 2011, respectively, compared to the same periods in 2010.  During the fourth quarter of 2011, the Bank purchased approximately $14.0 million of performing commercial loans from an unaffiliated bank. The average balance of interest bearing liabilities increased by 2.8% for the three months ended December 31, 2011, and decreased slightly for the twelve months ended December 31, 2011, compared to the three months and twelve months ended December 31, 2010.

Credit Quality

The Company recorded a provision for loan losses of $244,000 for the three months ended December 31, 2011 compared to $627,000 for the three months ended December 31, 2010.  For the twelve months ended December 31, 2011, the Company recorded a provision of $967,000, compared to $1.3 million for the twelve months ended December 31, 2010.  The Bank continues to closely monitor asset quality and believes that the allowance for loan losses adequately reserves for any potential losses inherent in the loan portfolio at year-end.

Non-performing assets totaled $4.2 million, or 1.1% of total assets, at December 31, 2011 compared to $3.1 million, or 0.90% of total assets, at December 31, 2010.  There was a $3.0 million increase in the level of classified assets from $8.5 million at December 31, 2010 to $11.5 million at December 31, 2011.  The increase in nonperforming assets and classified assets was primarily due to the increased level of other real estate owned, which consisted primarily of non-residential land loans.  The Bank continues to work closely with its customers in order to mitigate any loss exposure associated with the increase in the level of classified assets.  Classified assets primarily consist of other real estate owned and loans rated special mention, substandard, or doubtful in accordance with regulatory guidance.  These assets warrant and receive increased management oversight and loan loss reserves have been established to account for the increased credit risk of the classified loans.

Noninterest Income

Noninterest income totaled $618,000 for the quarter ended December 31, 2011 compared to $670,000 for the quarter ended December 31, 2010.  Noninterest income, for the quarter ended December 31, 2011, was primarily impacted by a decrease in net gains on loan sales due to a decline in volume of mortgage originations.  These negative impacts to noninterest income were primarily offset by increased customer service fees.

Noninterest income was $2.5 million for the twelve months ended December 31, 2011, compared to $2.7 million for the same period in 2010.  Comparative results for the twelve months ended December 31, 2011 versus the twelve months ended December 31, 2010 were primarily impacted by decreases in net gains on loan sales and net realized gains on sales of available-for-sale securities.  These decreases in non-interest income were partially offset by increases in customer service fee and loan servicing fee income.

Noninterest Expense

Noninterest expense totaled $3.2 million for the quarter ended December 31, 2011 compared to $2.6 million for the quarter ended December 31, 2010.  Noninterest expense for the year ended December 31, 2011 was $12.3 million compared to $11.3 million for the year ended December 31, 2010.  The increases in noninterest expense were primarily the result of increased professional fees and marketing expenses related to the Bank’s charter conversion and related name change and were non-recurring in nature.  During 2011, First Advantage Bancorp announced its intent to convert from a federally-chartered savings bank to a Tennessee-chartered commercial bank and concurrently changed the Bank’s name from “First Federal Savings Bank” to “First Advantage Bank”.  While the charter change was awaiting regulatory approval, the change in Bank name became effective on November 3, 2011.  These increases in noninterest expense were partially offset by decreases in losses on foreclosed assets.

Selected Balance Sheet Data

Total assets were $366.1 million at December 31, 2011 compared to $345.3 million at December 31, 2010, an increase of $20.9 million or 6.1%.  Total loans were $263.9 million at December 31, 2011, an increase of $21.9 million, or 9.0%, compared to December 31, 2010.   Total liabilities were $299.7 million at December 31, 2011 compared to $278.5 million at December 31, 2010, an increase of $21.1 million or 7.6%.  Deposits at December 31, 2011 were $232.6 million, an increase of $13.1 million or 6.0% over December 31, 2010.

Total shareholders’ equity was $66.5 million at December 31, 2011 compared to $66.7 million at December 31, 2010.  The average common shareholder’s equity to average assets was 18.82% and 19.46% for the three months ended December 31, 2011 and 2010, respectively, and 19.41% and 19.82% for the twelve months ended December 31, 2011 and 2010.

About First Advantage Bancorp

Founded in 1953, First Advantage Bank, a wholly-owned subsidiary of First Advantage Bancorp, is a Tennessee-chartered commercial bank headquartered in Clarksville, Tennessee.  The Bank operates as a community-oriented financial institution, with five full-service offices in Montgomery County, Tennessee which is approximately 40 miles northwest of Nashville near the Kentucky border.  First Advantage Bank offers a full range of retail and commercial financial services.  The Bank’s website address is www.firstadvantagebanking.com.  First Advantage Bancorp stock trades on the Nasdaq Global Market under the symbol “FABK.”

Forward-Looking Statements

Certain statements contained herein are forward-looking statements that are based on assumptions and may describe future plans, strategies, and expectations of First Advantage Bancorp. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiary include, but are not limited to, changes in interest rates, national and regional economic conditions, legislative and regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in First Advantage Bank’s market area, changes in real estate market values in First Advantage Bank’s market area, changes in relevant accounting principles and guidelines and the inability of third party service providers to perform.

    These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

FIRST ADVANTAGE BANCORP
SELECTED FINANCIAL DATA
(Unaudited-Dollars in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
SELECTED FINANCIAL CONDITION DATA:	2011	2010	2011	2010

END OF PERIOD BALANCES:
Assets			$366,149	$345,252
Available-for-sale securities, at fair value			70,279	74,214
Loans, gross			263,850	241,995
Allowance for loan losses			4,316	3,649
Deposits			232,584	219,504
FHLB advances and other borrowings			62,676	54,215
Common shareholders' equity			66,475	66,727

AVERAGE BALANCES:
Assets	$356,266	$344,881	$347,104	$345,571
Earning assets	339,755	328,659	331,284	327,544
Investment securities	71,996	73,241	70,165	81,163
Other investments	16,084	19,014	17,397	16,944
Loans, gross	251,675	236,404	243,722	229,437
Deposits	228,436	221,167	222,670	219,018
FHLB advances and other borrowings	57,462	53,330	54,223	54,323
Common shareholders' equity	67,040	67,124	67,382	68,487

SELECTED OPERATING RESULTS:
Interest and dividend income	$4,498	$4,415	$17,655	$17,571
Interest expense	907	1,147	3,903	4,999
Net interest income	3,591	3,268	13,752	12,572
Provision for loan losses	244	627	967	1,334
Net interest income after provision for loan losses	3,347	2,641	12,785	11,238
Noninterest income	618	670	2,522	2,738
Noninterest expense	3,175	2,636	12,286	11,312
Income before income tax expense	790	675	3,021	2,664
Income tax expense	260	109	1,121	968
Net income	$530	$566	$1,900	$1,696

Basic earnings per common share	$0.13	$0.14	$0.47	$0.40
Diluted earnings per common share	0.12	0.14	0.44	0.39
Dividends paid per common share	0.05	0.05	0.20	0.20
Book value per common share	16.46	16.24	16.46	16.24
Common shares outstanding	4,038,260	4,107,818	4,038,260	4,107,818
Basic, average shares outstanding	4,019,531	4,070,718	4,075,562	4,259,064
Diluted, average shares outstanding	4,272,712	4,120,858	4,352,781	4,295,093

SELECTED ASSET QUALITY MEASURES:
Net charge-offs	$18	$53	$300	$498
Classified assets			11,485	8,461
Nonperforming loans (1)			2,788	2,985
Nonperforming assets (2)			4,179	3,116
Total nonperforming loans to total loans			1.06%	1.23%
Total nonperforming loans to total assets			0.76%	0.86%
Total nonperforming assets to total assets			1.14%	0.90%

SELECTED PERFORMANCE RATIOS (quarterly rates annualized):
Return on average assets	0.59%	0.65%	0.55%	0.49%
Return on average common shareholders' equity	3.14%	3.35%	2.82%	2.48%
Average common shareholders' equity to average assets	18.82%	19.46%	19.41%	19.82%
Net interest margin	4.19%	3.94%	4.15%	3.84%

(1) Nonperforming loans consist of nonaccrual loans
(2) Nonperforming assets consist of nonperforming loans and other real estate owned